Exhibit 99.1

NEWS

CONTACTS:
Investors:	Bill Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

CHEMTURA ANNOUNCES THIRD QUARTER EARNINGS WILL BE BELOW FIRST CALL ESTIMATES; SCHEDULES CONFERENCE CALL

MIDDLEBURY, CT, Sept. 20, 2005 — Chemtura Corporation (NYSE:CEM) today advised that it expects third quarter 2005 earnings to be significantly below First Call consensus estimates.  Earnings per share for the third quarter, before merger-related and other charges, are forecast to be approximately ten cents per share, which reflects about $40 million in lower than expected operating income.

Major shortfalls in legacy Great Lakes businesses, including Consumer Products, Polymer Stabilizers, Flame Retardants and Flourine Specialties will contribute more than 60% of the shortfall.  Approximately 15% is due to direct costs of Hurricane Katrina.  Shortfalls in Plastic Additives, Rubber Chemicals, Petroleum Additives and Crop Protection contributed to the balance, following very robust performance by these businesses in the second quarter.

“We are extremely disappointed by the softness in volume in the third quarter,” said Robert L. Wood, chairman and chief executive officer.  “While we would have liked strong, uninterrupted earnings growth, we believe this quarter and next will prove to be anomalies in an otherwise strong long-term story.  We remain unwavering in our resolve to deliver the solid results and merger synergies we’ve committed to deliver.”

Chemtura Schedules Conference Call for 10 a.m. EDT

The company will host a teleconference at 10 a.m. EDT this morning to further comment and answer investor and analyst questions.  Interested parties are asked to dial in approximately 10 minutes prior to the start time at (612) 326-1019.  Replay of the call will be available for two weeks starting at 1:00 p.m. today.  To access the replay, call (320) 365-3844 and enter access code 796998.

Live Internet access to the conference call will be available through the Investor Relations section of the company’s Web site.  If you need further information pertaining to the call, please contact Lori Kim at (203) 573-2163.

Chemtura Corporation, with pro forma 2004 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Headquartered in Middlebury, Conn., the company has 7,300 employees around the world. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions; the outcome and timing of antitrust investigations and related civil lawsuits to which Chemtura is subject; the ability to obtain increases in selling-prices; pension and other post-retirement benefit plan assumptions; energy and raw material prices and availability; production capacity; changes in interest rates and foreign currency exchange rates; changes in technology, market demand and customer requirements; the enactment of more stringent environmental laws and regulations; the ability to realize expected cost savings under Chemtura’s cost-reduction initiatives; the amount of any additional earn-out payments from General Electric Company from the sale of the OrganoSilicones business; the ability to reduce Chemtura’s debt levels; the ability to successfully integrate the Crompton and Great Lakes businesses and operations and achieve anticipated benefits from the merger, including costs savings and synergies; and other risks and uncertainties detailed in filings with the Securities and Exchange Commission by Chemtura or its predecessor companies. These statements are based on Chemtura’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Chemtura’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Chemtura.